Exhibit 99.B.j.

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 15, 2013 on the financial statements of Hartford Ultrashort Bond HLS Fund (formerly Hartford Money Market HLS Fund) in the Registration Statement (Form N-1A) of Hartford Series Fund, Inc. for the year ended December 31, 2012 filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 109 under the Securities Act of 1933 (Registration No. 333-45431).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

October 15, 2013